Exhibit 12.1

Capital Crossing Preferred Corporation

Calculation of earnings to fixed charges

	For the years ended December 31,
	2003
	Actual		As Adjusted	2002		2001		2000		1999
	(in thousands, except ratios)
Earnings:
Net income available to common stockholders	$24,238			$25,378		$20,774		$21,123		$18,522
Preferred stock dividends	3,342			3,342		2,562		1,459		1,338
Income taxes	—			—		—		—		—
Interest expense	—			—		—		—		—

	$27,580			$28,720		$23,336		$22,582		$19,860

Fixed charges:
Preferred dividends	$3,342			$3,342		$2,562		$1,459		$1,338
Interest expense	—			—		—		—		—

	$3,342			$3,342		$2,562		$1,459		$1,338

Ratio of earnings to fixed charges	8.25	x		8.59	x	9.11	x	15.48	x	14.84	x

Capital Crossing Bank

Calculation of earnings to fixed charges

	For the year ended December 31, 2003
	Actual		As Adjusted
	(in thousands, except ratios)
Earnings:
Net income available to common stockholders	$20,136
Preferred stock dividends, net of taxes	1,878
Income taxes	23,876
Interest expense	29,550

	$75,440

Fixed charges:
Preferred dividends	$3,270
Interest expense	29,550

	$32,820

Ratio of earnings to fixed charges	2.30	x